Exhibit 99.1

CTG

Q2 2014 Earnings Conference Call

Jim Culligan

Thank you,                     , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the second quarter of 2014 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. These forward looking statements are based on information as of this date. The Company assumes no obligation to update these statements based on information from and after the date of this conference call. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our second quarter earnings conference call. As we had indicated in our pre-announcement and as noted in our news release, revenue and earnings per share for the quarter were below our initial April guidance. Revenue was a less than 2% shortfall from the mid-point of our guidance and occurred in our staffing business. Earnings however, were impacted by significantly higher medical expenses from our self-insured medical plan which caused our earnings to come in below our guidance. Without this $0.02 per share expense, earnings per share would have met the midpoint of our April guidance.

I am going to talk more about our results and our expectations for the 2014 third quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results.

Brendan.

Brendan Harrington

Thanks Jim. Good morning everyone.

For the second quarter of 2014, CTG’s revenue was $100.3 million, a decrease of $6.8 million compared with the second quarter of 2013 mostly due to lower revenue in our staffing business. Second quarter 2014 had 64 billing days, the same as the second quarter 2013.

Solutions revenue in the second quarter of 2014 totaled $40.3 million, a decrease of $2.0 million or 4.8 percent compared with the second quarter 2013, primarily due to lower revenue from electronic medical record projects. As a percentage of total revenue, solutions revenue was 40 percent the same as a year ago. Revenue from electronic medical record projects in the second quarter 2014 was $13.1 million, a decrease of $3.5 million or 21 percent. Staffing revenue in the quarter decreased $4.8 million, or 7.4 percent, to $60.0 million, primarily reflecting reductions in staffing requirements from our largest client that began in the second quarter of 2013.

In the vertical markets on which we primarily focus, revenue as a percentage of total company revenue in the second quarter was as follows: Healthcare decreased to 31.2 percent from 32.3 percent, technology service providers decreased to 25.8 percent from 28.7 percent, financial services increased to 7.6 percent from 6.3 percent, energy was flat at 6.1 percent in both years, while general markets increased to 29.3 percent from 26.6 percent.

Second quarter revenue from IBM, our largest customer, was $22.7 million compared with $26.6 million in second quarter 2013. As a percent of total revenue, revenue from IBM decreased to 22.6 percent in the 2014 second quarter compared with 24.9 percent of total revenue in the 2013 second quarter.

Revenue from our European operations was $19.8 million, a 6.5 percent increase from the $18.6 million recorded in last year’s second quarter. The effect of foreign currency fluctuations during the second quarter of 2014 increased consolidated revenue by approximately $1.0 million. On a local currency basis, our European revenue increased by 1.0 percent compared with the 2013 second quarter.

Direct costs as a percentage of revenue were 78.8 percent in the second quarter the same as in the second quarter of 2013. SG&A expenses decreased approximately $520,000 from the second quarter 2013 primarily as a result of fewer non billable personnel and lower incentive compensation expenses.

The billable travel expenses included in the second quarter 2014 revenue and direct costs were $2.6 million. The billable travel expenses for the second quarter 2013 totaled $3.1 million.

Second quarter operating income was $5.5 million, a decrease of approximately $929,000 or 14.5 percent year-over-year. Operating margin in the second quarter was 5.5 percent of revenue, 50 basis points lower than second quarter 2013. There were two items that primarily impacted operating income in the quarter, namely the higher medical expenses as well as the negative leverage from lower health solutions revenue which was partially offset by lower SG&A expenses.

Net income in the second quarter was $3.2 million, a decrease of $822,000, or 20.3 percent, compared with the second quarter 2013. On a per diluted share basis, net income was 20 cents for the quarter, a four cent decrease compared with the second quarter 2013. The decrease in the earnings per share is due to lower operating income primarily as a result of higher expenses from our self-insured medical plan and a higher income tax rate in the second quarter of 2014. The collective effect on earnings per share from the higher medical expenses and tax rate accounted for the four cent reduction in earnings per diluted share.

The tax rate for the 2014 second quarter was 40.3 percent compared with 35.6 percent in the 2013 second quarter. Last year’s second quarter benefitted from the recognition of tax credits. These credits were not recognized in second quarter 2014 since the legislation to extend these tax credits for 2014 has not yet been passed. We expect the tax rate in the third quarter 2014 to be between 39 and 41 percent. The projected tax rate for the full year 2014 is between 38 and 40 percent as we expect the legislation necessary to extend these tax credits to be passed later in 2014. The tax rate for the full year 2013 was 35.6 percent.

Both the 2014 and 2013 second quarter results include equity compensation expense of approximately $0.02 per diluted share, net of tax.

Our headcount at the end of the second quarter was 3,800, 100 people more than at the end of the trailing first quarter 2014 and 100 fewer than at the end of the second quarter 2013. The increase from the end of March this year primarily relates to an increase in requirements from several clients in our staffing business which partially offset the reduction from our largest customer. Of the 3,800 employees at the end of second quarter 2014, 91 percent were billable resources.

At the end of the quarter we had no debt and $31.7 million of cash on the balance sheet compared with no debt and $34 million of cash at the end of second quarter 2013. Both the second quarter of 2014 and 2013 ended between U. S. biweekly payroll dates.

Our days sales outstanding were 67 days at the end of second quarter 2014 compared with 64 days at the end of second quarter 2013. The increase in DSO was due to the timing of cash proceeds received at the end of the comparative quarters. Our cash provided from operations in the second quarter of 2014 was approximately $2.7 million as compared with cash provided from operations of approximately $4.9 million in the second quarter of 2013 with the difference primarily attributable to lower net income and changes in working capital. In the quarter, we had $878,000 in capital expenditures and recorded depreciation expense of $781,000.

We repurchased 175,000 shares of CTG common stock during the second quarter of 2014 and 59,000 shares in the second quarter of 2013. Our current repurchase authorization is for approximately 750,000 shares. Jim.

Jim Boldt

Thanks Brendan.

In aggregate, revenue declined by 6% in the 2014 second quarter. Revenue from our solutions business, which represented 40% of our total revenue, decreased by 5%. The decline in our solutions business came from our healthcare vertical. Our hospital clients continue to reduce or delay spending in response to a reduction in income and cash flow due to the sequester cuts to Medicare and reductions in other government reimbursements.

On our last conference call, we mentioned we received one RFP for an electronic medical record project for which a decision had not been made for what IT services firm would be awarded that project. The RFP for that project was withdrawn. We did receive another RFP for an EMR project in the last three months, and we are awaiting a decision as to what IT Services firm will be chosen for that project.

While we currently only have one RFP for an EMR project in hand, we are in conversation with several hospitals that anticipate starting up EMR projects later in the year.

We started the second quarter of 2014 with 13 active EMR projects. During the quarter, there were no projects that started and one project that was completed. Therefore, at the end of the second quarter, we had 12 active EMR projects. It should be noted, however, that two of the active EMR projects, which are large projects, entered their wind down phase at the end of the second quarter. The associated reduction in revenue in the third quarter was already reflected in the 2014 guidance that was provided in our first quarter and most recent earnings releases.

As noted, in the short-term, we continue to believe that our EMR business will be constrained. In the longer-term, however, there is still significant EMR work to be done. In the U.S. healthcare market, there are many hospitals that do not currently have EMR applications, while others have applications that will not meet the more stringent standards of meaningful use stage 2. The Health Information Exchanges will still need to be built to facilitate the exchange of records. And there is also opportunity in Europe when their adoption of EMRs occurs. Given the magnitude of work that needs to be done, we continue to remain optimistic about the long term growth prospects for our EMR business.

Strategically, CTG has other offerings for the health care market. We have recently seen an increase in the number of RFPs we are receiving for healthcare outsourcing engagements. In the current tight provider spending environment, we see an excellent opportunity for us in application outsourcing as it creates significant, immediate savings for hospitals without requiring them to make a large financial investment. We have an outstanding reputation in this area and these engagements are typically for multiple years, providing an annuity-like revenue stream. We are also starting to see increased market demand for healthcare IT and business consulting support.

As we noted on our last call, we initiated a big data project in the second quarter. That project started in April and will run until year end. For the second quarter, as expected, our data analytics solutions added $1.7 million to our revenue and approximately $.06 to our second quarter earnings per share. We continue to work to win more data analytic projects, but these projects generally have long sales cycles and it is difficult to predict when they will close and the potential impact on our financial results.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all lower margin staffing business, declined in the second quarter of 2014 based on a reduction in our largest customer’s current need for external IT resources. Our financial services vertical had another excellent quarter with most of the revenue gain coming from our European operations. Our energy business revenue decreased when compared to the second quarter of 2013.

Turning to our staffing business, its revenue declined by 7% compared with the second quarter of 2013. The decline in staffing business from the significant customer I just mentioned was modestly offset by increased demand from other clients.

As to our outlook, last week we issued preliminary results and adjusted our full year guidance. We did that because the effect of the increase in expenses from our self insured medical plan was meaningful and, when you added the additional impact of the pricing pressures from one of our larger staffing customers, we came to the conclusion that the change was material enough to update you once we had analyzed the situation.

As to our expectations for the third quarter of 2014, we are forecasting total revenue to be in the range of $96 to $98 million. We are forecasting earnings per share in the third quarter of 2014 to be in the range of 16 to 18 cents per diluted share.

For the 2014 full year, we currently expect a revenue range of $390 to $400 million or a 6% decrease at the mid-point of our guidance when compared to 2013. Based upon our revenue forecast and the anticipated mix of business, we expect our 2014 net income per diluted share to be in the range of $.75 to $.81 or a 15% decrease from 2013 at the mid-point of our guidance.

I would like to talk about the change in our 2014 guidance that we announced on July 15th. The change in our earnings estimate is coming from two areas. The first, and by far the most significant change, is in our fringe benefit cost estimate for the year. In the second quarter of the year, we saw a significant increase in medical expense from our self-insured medical plan. The expense increase does not seem to be related to one particular area of the country or type of medical claim but rather from higher overall usage. The higher medical expenses from our self-insured plan caused the shortfall from the mid-point of our initial earnings guidance in the second quarter. After reviewing the increase in usage across the board, we came to the conclusion that the prudent thing to do was to increase our forecast for projected medical claims for the rest of the year. This expense increase represents the majority of the reduction to our earnings guidance for 2014.

The second impact on our 2014 earnings guidance was related to our staffing business. For the first time in a long time we experienced isolated, but significant, pricing pressure from one of the larger customers in our staffing business which reduced our income forecast for the year.

The moderate 1 % reduction in our revenue guidance for the year was from slightly lower demand for our staffing business than previously projected.

Consistent with what we said on our last conference call, for our staffing business and our traditional IT solutions business, we set the guidance in the same way as we have in the past by estimating engagements that we are currently working on, as well as engagements that we anticipate will be signed later in the year.

We group three of our newer solutions offerings together as our data analytics products suite because of the similarity in technology. The three data analytics offerings are our big data offering and our two SaaS offerings, which are the clinical decision support system for chronic kidney disease and our fraud, waste and abuse offering.

For these data analytics offerings, we have only included two engagements in our guidance for the year where we have signed contracts. These engagements include the big data project that we started up in the second quarter and the revenue that we received in the first quarter for a completed fraud, waste and abuse project.

Our forecast for 2014 for data analytics revenue remains at $6,000,000 and the forecast for the earnings per share contributions from these projects remains at eighteen cents per share. We are still trying to close additional data analytics business this year but cannot precisely forecast this business because these offerings are still in the introductory stage of the product life cycle and we do not have enough sales history to project with reasonable certainty which opportunities will be closed. We expect that we should be able to close on an additional data analytic project by year end, however, the timing and type of project that closes will determine whether or not we will have revenue from any additional projects that close this year.

As we now look at our revenue guidance for the year, we currently think our healthcare revenue will decline by approximately 13% in 2014. This is actually less of a decline than we had noted in the first quarter conference. As you know, the healthcare industry is in a transitional cycle currently. This is creating the near term opportunities for further growth in outsourcing and in healthcare IT consulting work helping to offset the decline in EMR projects.

For our non-healthcare solutions business, we are on track with an increase of approximately 3% in 2014.

We are now forecasting a 4% decrease in our staffing business for the year, primarily driven by one customer.

Our advisory services group started up a small project with an Accountable Care Organization, or ACO, in the second quarter of 2014. This is the first work that we have done for an ACO. As the ACO market matures we believe that it will be a good market for CTG’s services.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

CTG is firmly established in healthcare, one of the fastest growing major industries that now represents almost 20% of the U.S. GDP. While in the short term, our hospital clients have to deal with the reimbursement reductions imposed on them by the U.S. federal government, the demographics of the US and Europe still point to an aging population that will need more, not less, healthcare and therefore the need for more, not less, information technology support. Based on our offerings and experience in these areas, we feel that CTG is well positioned in the healthcare market for the long-term.

I would like to thank you for your continued support and for joining us this morning. Have a great day.